Exhibit 10.2

Ionic Digital Inc.

PLAN SPONSOR CONTRIBUTION AGREEMENT

PLAN SPONSOR CONTRIBUTION AGREEMENT

This Plan Sponsor Contribution Agreement (this “Agreement”), is made as of January 31, 2024, by and between Ionic Digital Inc., a Delaware corporation (the “Company”), and U.S. Data Management Group LLC, a Delaware limited liability company, doing business as US Bitcoin Corp. (the “Plan Sponsor”).

WHEREAS, on July 13, 2022, Celsius Network LLC and its affiliated debtors and debtors in possession (collectively, the “Debtors”) commenced cases under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, supplemented or otherwise modified from time to time, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and

WHEREAS, on August 15, 2023, the Debtors filed their fourth revised Joint Chapter 11 Plan of Reorganization of Celsius Network LLC and Its Debtor Affiliates (as may be further revised, amended, or modified in accordance with its terms, and together with all exhibits, supplements, appendices, and schedules, the “Plan”); and

WHEREAS, on August 17, 2023, the Debtors filed their fourth revised Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Celsius Network LLC and Its Debtor Affiliates (as may be further revised, amended, or modified in accordance with its terms, and together with all exhibits, supplements, appendices, and schedules, the “Disclosure Statement”); and

WHEREAS, on August 17, 2023, the Bankruptcy Court entered its Order approving the Disclosure Statement and granting related relief; and

WHEREAS, on November 9, 2023, the Bankruptcy Court entered its Order confirming the Plan and granting related relief; and

WHEREAS, pursuant to the Plan, the Company will issue to the Plan Sponsor, and the Plan Sponsor shall purchase from the Company, up to $12,756,000 of shares of the Company’s Class A common stock, par value $0.00001 per share (the “Common Stock”), subject to the terms and conditions herein and enter into that certain Management Services Agreement by and between the Company and the Plan Sponsor dated on the date hereof (the “Management Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Plan Sponsor hereby represent and agree as follows:

1. ISSUANCE AND CONTRIBUTION.

(a) Initial Investment. By wire transfer to the Company of immediately available funds on the date of purchase of the Common Stock, the Plan Sponsor shall purchase from the Company for an aggregate purchase price of $6,378,000 (the “Initial Plan Sponsor Investment”) the number of shares of Common Stock (the “Initial Plan Sponsor Shares”) equal to the product of: (i) the sum of all outstanding shares of Common Stock issued or anticipated to be issued on the Effective Date (as defined under the Plan) (the “Issued Shares”) plus (ii) the number of shares of Common Stock reserved for issuance in accordance with the Plan for Claims (as defined in the Plan) that are Disputed (as defined in the Plan), as well as any other shares of Common Stock that are reserved for issuance or subject to holdbacks as of the Effective Date of the Plan (the “Reserve Shares”) plus (iii) the number of shares of Common Stock reserved for issuance in accordance with any equity incentive plan approved or contemplated under the Plan or approved by the board of directors of the Company on the Effective Date (the “Plan Shares”, and together with Reserve Shares and the Issued Shares, the “Effective Date Shares”); multiplied by (iii) a fraction, the numerator of which is the Initial Plan Sponsor Investment, and the denominator of which is $740,000,000 (the “Plan Value”), which for the avoidance of doubt shall not include the Initial Plan Sponsor Investment (the “Company Net Asset Value”). An illustrative calculation of the foregoing formula is depicted below.

(The sum the Issued Shares plus the Reserve Shares plus the Plan Shares)	x	Initial Plan Sponsor Investment (i.e., $6,378,000)
Company Net Asset Value as of Effective Date (not including Initial Plan Sponsor Investment)

Subject to the conditions specified in Section 5 hereof, the closing of the issuance and purchase of the Common Stock contemplated by this Section 1(a) will take place on the Effective Date (as defined in the Plan) (the “Initial Closing Date”) upon the declaration of the effectiveness of the Plan in accordance with its terms.

(b) Subsequent Investments.

i. Subject to Section 1(b)(ii), the Manager shall purchase from the Company, for an aggregate purchase price of $6,378,000, the number of shares of Common Stock equal to the product of: the number of the Effective Date Shares (as adjusted to take into account any stock split, reverse stock split or share consolidation, stock dividend or similar event effected by the Company with respect to the Common Stock) multiplied by a fraction, the numerator of which is $6,378,000, and the denominator of which is the Company Net Asset Value.

ii. Subject to the conditions specified in Section 5 hereof, the closing of the issuance and purchase of the Common Stock contemplated by this Section 1(b) (a “Subsequent Closing”) will take place on the first Business Day after the earlier to occur of (A) the Exchange Act Registration Statement (as defined below) being declared effective, or (B) so long as the Company has not terminated the Management Agreement pursuant to the Section 2(b)(iii)(H) thereof, May 1, 2024 (such date a “Subsequent Closing Date”).

(c) For the purposes of this Agreement, (1) “Subsequent Plan Sponsor Investment” shall mean any purchase price payable by the Plan Sponsor in accordance with the subsequent investments set forth in Section 1(b), (2) “Plan Sponsor Investment” shall mean the sum of the Initial Plan Sponsor Investment and the Subsequent Plan Sponsor Investment, (3) “Plan Sponsor Shares” shall mean, collectively, the shares of Common Stock purchased in the Initial Plan Sponsor Investment and the Subsequent Plan Sponsor Investment, and (4) “Closing Date” shall refer to each of the Initial Closing Date for purposes of the Initial Plan Sponsor Investment and the Subsequent Closing Date for the Subsequent Plan Sponsor Investment.

(d) For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Plan Sponsor shall be solely responsible for any monetary obligations owed by it under this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As of the date hereof and as of each Closing Date, the Company represents and warrants to the Plan Sponsor as follows:

(a) The Company is duly incorporated and validly existing under the laws of the state of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets.

(b) The Company has the requisite corporate or other applicable power and authority to execute and deliver this Agreement and perform its obligations hereunder, and this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action.

(c) This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) The Plan Sponsor Shares have been duly authorized and, upon payment of the Initial Plan Sponsor Investment and/or the Subsequent Plan Sponsor Investment, as the case maybe, pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable, and conform in all material respects to the description thereof set forth in the Disclosure Statement and the Exchange Act Registration Statement (as defined below).

(e) Neither the Company, nor any of its subsidiaries, is and, immediately after giving effect to the offering and sale of the Plan Sponsor Shares and the application of the proceeds thereof, will be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended, including the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder.

(f) Solely with respect to the Subsequent Closing, a registration statement on Form 10 (File No. 001-41941), as amended (the “Exchange Act Registration Statement”), in respect of the Common Stock has been filed with the Commission, and the Exchange Act Registration Statement in the form heretofore delivered to the Plan Sponsor has become effective.

(g) Solely with respect to the Subsequent Closing, the financial statements included in the Exchange Act Registration Statement, together with the related schedules and notes, present fairly in all material respects the financial position of the Company and its subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its subsidiaries for the periods specified. Said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in all material respects in accordance with GAAP the information required to be stated therein. The summary financial information included in the Exchange Act Registration Statement present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein.

(h) The Initial Plan Sponsor Shares were offered and sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, including the rules and regulations of the Commission promulgated thereunder (the “Securities Act”), provided by Section 1145(a) of the Bankruptcy Code.

3. REPRESENTATIONS AND WARRANTIES OF THE PLAN SPONSOR.

As of the date hereof and as of each Closing Date, the Plan Sponsor represents and warrants to the Company as follows:

(a) The Plan Sponsor is duly organized and validly existing under the laws of the state of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets.

(b) The Plan Sponsor has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, and this Agreement and the consummation by the Plan Sponsor of the transactions contemplated hereby have been duly authorized by all requisite action.

(c) This Agreement has been duly and validly executed and delivered by the Plan Sponsor and constitutes the valid and binding obligation of the Plan Sponsor, enforceable against the Plan Sponsor in accordance with its terms.

(d) The execution, delivery and performance by Plan Sponsor of this Agreement, including the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Plan Sponsor pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Plan Sponsor is a party or by which Plan Sponsor is bound or to which any of the property or assets of Plan Sponsor is subject; (ii) Plan Sponsor’s organizational documents or under any law, rule, regulation, agreement or other obligation by which Plan Sponsor is bound; and (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Plan Sponsor or any of their respective properties, that would reasonably be expected to have a material adverse effect on the ability of the Plan Sponsor to enter into and timely perform its obligations under this Agreement.

(e) The Plan Sponsor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(f) The Plan Sponsor acknowledges and agrees that it has conducted to its full satisfaction an independent investigation and verification of the business (including its financial condition, results of operations, assets, liabilities, properties, contracts, employee matters, regulatory compliance, business risks, and prospects) of the Company and its affiliates, and, in making its determination to proceed with the transactions contemplated hereby, the Plan Sponsor has relied, is relying, and will rely, solely, on the representations of the Company set forth herein (the “Express Representations”) and the results of the Plan Sponsor’s own independent investigation and verification and has not relied on, is not relying on, and will not rely on any information, statements, disclosures, documents, projections, forecasts or other material made available to the Plan Sponsor or any of its affiliates, advisors, or representatives, in any “data room”, any “information presentation” or similar document, or any Projections (defined below) or any other information, statements, disclosures or materials, in each case, whether written or oral, made or provided by or on behalf of the Company or any of its affiliates, Celsius Network LLC or any of its affiliates, or any predecessor, advisors or representative of any of the foregoing (the “Disclaimed Persons”), or any failure of any of the Disclaimed Persons to disclose or contain any information, except for the Express Representations. The Plan Sponsor acknowledges and agrees that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to the Plan Sponsor and on which the Plan Sponsor may rely in connection with the transactions contemplated hereby and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, statutory, whether in written, electronic or oral form are, in each case, specifically disclaimed by the Company and the foregoing persons.

(g) Without limiting the generality of the foregoing, in connection with the investigation by the Plan Sponsor, the Plan Sponsor and its advisors and representatives have received or may receive certain projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in any “information presentation” or similar document, any data room, any management meetings, etc.) (collectively, “Projections”). The Plan Sponsor acknowledges and agrees that (i) such Projections are being provided solely for the convenience of the Plan Sponsor to facilitate its own independent investigation, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) the Plan Sponsor is familiar with such uncertainties, and (iv) the Plan Sponsor is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections). The Disclaimed Persons are intended third party beneficiaries of these paragraphs 3(f) and 3(g) and shall be entitled to enforce this these paragraphs 3(f) and 3(g) as if a party directly hereto.

4. COMPLIANCE WITH THE SECURITIES ACT.

(a) The parties agree that the Plan Sponsor Shares are “restricted securities” under the Securities Act and have not been registered under the Securities Act nor qualified under any state securities laws, and that the Plan Sponsor Shares are offered and sold in reliance upon the exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act or Section 1145(a) of the Bankruptcy Code.

(b) To the extent applicable, the Plan Sponsor Shares issued by the Company in connection with this Agreement (unless registered under the Securities Act and the Company determines in its reasonable discretion that such legend is not required) may be stamped or imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL SATISFACTORY TO THE COMPANY.”

5. CONDITIONS TO CLOSING.

(a) The obligations of the Plan Sponsor to purchase and pay for the Plan Sponsor Shares is subject to the following condition precedent: (i) the representations and warranties of the Company contained in Section 2 hereof shall be true and correct as of the applicable Closing Date in all respects with the same effect as though such representations and warranties had been made on and as of the applicable Closing Date, (ii) solely for purposes of the Initial Plan Sponsor Investment, the Plan has been declared effective in accordance with its terms, and (iii) solely for purposes of the Subsequent Plan Sponsor Investment under Section 1(b)(i) hereof, either (x) the Exchange Act Registration Statement has become effective or (y) the Company has not terminated the Management Agreement pursuant to Section 2(b)(iii)(H) therein (the “Form 10 Termination Right”).

(b) The obligations of the Company to issue and sell the Plan Sponsor Shares is subject to the following conditions precedent: (i) the representations and warranties of the Plan Sponsor contained in Section 3 hereof shall be true and correct as of the applicable Closing Date in all respects with the same effect as though such representations and warranties had been made on and as of the applicable Closing Date, (ii) solely for purposes of the Initial Plan Sponsor Investment, the Plan has been declared effective in accordance with its terms, (iii) the Plan Sponsor has delivered to the Company the Initial Plan Sponsor Investment or the Subsequent Plan Sponsor Investment (as applicable) by wire transfer of immediately available funds, and (iv) solely for purposes of the Subsequent Plan Sponsor Investment under Section 1(b)(i) hereof, either (x) the Exchange Act Registration Statement has become effective or (y) the Company has not terminated the Management Agreement pursuant to the Form 10 Termination Right.

6. LOCK-UP.

(a) Lock-up Period. Subject to the provisions of Section 6(b) hereof, during the period beginning from the date hereof and continuing until the second anniversary of the Initial Closing Date (the “Lock-up Period”), the Plan Sponsor shall, without the prior written consent of the Company (which consent shall have been approved by the audit committee of the Company’s board of directors), not either directly or indirectly: (i) offer, sell, contract to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of, make any short sale or otherwise transfer or dispose of, directly or indirectly, the Initial Plan Sponsor Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Initial Plan Sponsor Shares, whether any such transaction is to be settled by delivery of such Initial Plan Sponsor Shares, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) hereof, provided, however, that the foregoing restrictions shall not apply to sales or other dispositions of Initial Plan Sponsor Shares, in each case that are made exclusively between and among the Plan Sponsor and its affiliates, including its members, and including distributions, transfers or dispositions without consideration by the Plan Sponsor to its members or other equity holders (such transferees collectively referred as, the “Permitted Transferees”), provided, further, that, simultaneously with such transfer or distribution, as the case may be, such Permitted Transferees execute a joinder agreement substantially in the form attached hereto as Exhibit A.

(b) Unlock Period. During the period commencing on the first anniversary of the Initial Closing Date and expiring at the conclusion of the Lock-up Period (the “Unlock Period”):

(i) In the event that, during the Unlock Period, the Trading Price (defined below) of the Common Stock is equivalent to or greater than 150% of the NAV Per Share (defined below), the Plan Sponsor and its Permitted Transferees may collectively sell up to 30% of the Initial Plan Sponsor Shares then held by the Plan Sponsor and its Permitted Transferees;

(ii) In the event that, during the Unlock Period, the Trading Price of the Common Stock is equivalent to or greater than 200% of the NAV Per Share on the Closing Date, the Plan Sponsor and its Permitted Transferees may collectively sell (in addition to Common Stock sold in accordance with clause (i) above) up to 30% of the Initial Plan Sponsor Shares then held by the Plan Sponsor and its Permitted Transferees (for the avoidance of doubt, it is clarified that the Plan Sponsor and its Permitted Transferees shall not collectively sell more than 60% of the Initial Plan Sponsor Shares they hold collectively during the Unlock Period).

7. DEFINED TERMS. For the purposes of this Agreement:

(a) “Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.

(b) “NAV Per Share” shall mean the Company Net Asset Value divided by the Effective Date Shares (as adjusted to take into account any stock split, reverse stock split or share consolidation, stock dividend or similar event effected by the Company with respect to the Common Stock).

(c) “OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

(d) “Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB, and OTC Pink.

(e) “Trading Price” shall mean as of any particular date: (a) the volume-weighted average price for the Common Stock on any national securities exchange for any 10 Business Days within any 30-consecutive Business Day period Days ending on (and including) the Business Day immediately preceding the date of measurement as reported by Bloomberg; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a national securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association at the end of such day; in each case of clauses (b) through (d), averaged over 20 consecutive Business Days ending on the Business Day immediately prior to the day as of which “Trading Price” is being determined; provided, that if the Common Stock is listed on any national securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any national securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association, the “Trading Price” of the Common Stock shall be the fair market value per share as determined in good faith by the Company’s board of directors.

8. VOTING. At any time during which the Management Agreement is in full force and effect, the Plan Sponsor and any Permitted Transferees, in their capacity as stockholders or proxy holders of the Company, irrevocably and unconditionally agree that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Plan Sponsor and such Permitted Transferees shall vote or cause to be voted at such meeting (or execute and return an action by written consent with respect to) all Plan Sponsor Shares owned by the Plan Sponsor or the Permitted Transferee (as applicable) as of the record date for such meeting (or the date that any written consent is executed by the Plan Sponsor or the Permitted Transferees (as applicable)) in accordance with the recommendations of the board of directors of the Company. The Plan Sponsor hereby grants the Company an irrevocable proxy to vote the Plan Sponsor Shares as provided in this Section 8, provided, however, that such irrevocable proxy shall terminate and be of no further force or effect immediately upon the termination or expiration of the Management Agreement.

9. INTERPRETATION OF THIS AGREEMENT.

(a) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any party, or which such party is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such party.

(b) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in such court has been brought in an inconvenient forum.

(c) Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (i) no representative of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (ii) such party has considered the implications of this waiver; (iii) such party makes this waiver voluntarily; and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9(c).

(d) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(e) Construction. This Agreement has been freely and fairly negotiated between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

10. MISCELLANEOUS.

(a) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission). Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(a)).

If to the Company:	Coral Gables, Florida 33134
Email: joel@ionicdigital.com
Attention: Joel Block, CFO

with a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Email: echange@cgsh.com
Attention: Elizabeth A. Chang

If to the Plan Sponsor:	1101 Brickell Ave., N-1500
Miami, Florida 33131
Email: legalteam@hut8.io and
asher@usbitcoin.com
Attention: Asher Genoot

with a copy to:	Brown Rudnick LLP
7 Times Square,
New York, NY 10036
Email: jfitzsimons@brownrudnick.com
Attention: Jonathan Fitzsimons

If to a Permitted Transferee:	The address set forth in the joinder agreement in the form set forth in Exhibit A hereto.

(b) Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity, or otherwise.

(c) Successor and Assigns; No Third Party Beneficiaries. This Agreement is not assignable by the either party without the prior written consent of the other party. This Agreement and its rights, powers and duties set forth herein will inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. This Agreement is for the sole benefit of the Company and the Plan Sponsor and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(d) Non-Recourse. This Agreement may only be enforced against, and any claim, action, or proceeding based upon, arising out of or related to this Agreement may only be brought against, the persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, affiliate, agent, advisor, or representative of any party (each, a “Non-Recourse Person”) will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any dispute related hereto, and (ii) in no event shall any Non-Recourse Person have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions or fraud (including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims) of any other Non-Recourse Person. The Non-Recourse Persons are intended third party beneficiaries of this Section 10(d) and shall be entitled to enforce this Section 10(d) as if a party directly hereto

(e) Equitable Relief. Each of the Company and the Plan Sponsor acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.

(f) Survival. All representations and warranties of the parties contained in this Agreement shall survive the applicable Closing Date.

(g) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes all prior understandings among such parties with respect to the matters covered herein. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Plan Sponsor.

(h) Severability. If any provision of this Agreement or the application of such provision to any person or circumstance is held to be invalid by any court of competent jurisdiction, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid will not be affected thereby.

(i) Counterparts; Facsimile and PDF Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will be considered one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or portable document format (PDF) transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Plan Sponsor Contribution Agreement as of the date first above written.

Ionic Digital Inc.

By:	/s/ Matthew Prusak
	Name:	Matthew Prusak
	Title:	Chief Executive Officer

U.S Data Management Group LLC

By:	/s/ Asher Genoot
	Name:	Asher Genoot
	Title:	Authorized Signatory

[Signature Page to Plan Sponsor Contribution Agreement]

Exhibit A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Plan Sponsor Contribution Agreement, dated as of                      , 2024, and as amended from time to time (the “Plan Sponsor Contribution Agreement”), by and between Ionic Digital Inc. (the “Company”) and U.S. Data Management Group, LLC. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan Sponsor Contribution Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Plan Sponsor Contribution Agreement as of the date hereof as if he, she or it had executed the Plan Sponsor Contribution Agreement as the

Plan Sponsor. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Plan Sponsor contained in the Plan Sponsor Contribution Agreement.

This Joinder Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

[Joining Party]

By:
Name:
Title:
Address:
Date: